UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

REGEN BIOLOGICS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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REGEN BIOLOGICS, INC.
411 Hackensack Avenue
Hackensack, NJ 07601

April 21, 2008

Dear Stockholder:

You are cordially invited to attend the ReGen Biologics, Inc. (“ReGen”) Annual Meeting of Stockholders to be held on May 30, 2008 at 9:00 a.m. Eastern Time at the offices of our legal counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 2300 N Street, NW, Washington, D.C. 20037.

We have provided details of the business to be conducted at the meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement and form of proxy.  We encourage you to read these materials so that you may be informed about the business to come before the meeting.

You will have an opportunity to discuss each item of business described in the Notice of Annual Meeting of Stockholders and proxy statement and to ask questions about us and our operations.

It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend, please sign and promptly return the enclosed proxy card using the envelope provided. If you do attend the annual meeting, you may withdraw your proxy and vote your shares in person.

Sincerely,

/s/ GERALD E. BISBEE, JR., PH.D.
Gerald E. Bisbee, Jr., Ph.D.
Chairman and Chief Executive Officer

REGEN BIOLOGICS, INC.
411 Hackensack Avenue
Hackensack, NJ 07601

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 30, 2008

The Annual Meeting of Stockholders of ReGen Biologics, Inc. (“ReGen” or the “Company”) will be held on May 30, 2008 at 9:00 a.m. Eastern Time at the offices of our legal counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 2300 N Street, NW, Washington, D.C. 20037, for the following purposes:

1. To elect Gerald E. Bisbee, Jr., Ph.D., Abhi Acharya, Ph.D., Alan W. Baldwin, Robert G. McNeil, Ph.D., J. Richard Steadman, M.D. and William R. Timken as directors for the next year;

2. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a stock combination (reverse stock split) of the Company’s issued and outstanding common stock in a ratio of one-for-fourteen, one-for-sixteen, one-for-eighteen, or one-for-twenty, if and as determined by the Company’s Board of Directors, at any time before November 30, 2008;

3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Pursuant to the terms of a certain stockholders’ agreement among certain ReGen stockholders, the parties to the stockholders’ agreement have agreed to vote their shares in favor of the election of certain designated directors, as listed above. As of the record date, March 31, 2008, the parties to the stockholders’ agreement controlled approximately 38.25% of the issued and outstanding voting capital stock of our company. The parties to the stockholders’ agreement are not bound to vote in any way on any other proposals.

The Board has fixed the close of business on March 31, 2008 as the record date for us to determine those stockholders entitled to notice and those stockholders entitled to vote at the Annual Meeting of Stockholders. We request that all stockholders, whether or not you expect to attend the meeting, sign the enclosed proxy and return it as promptly as possible in the accompanying stamped envelope. You may revoke your proxy at any time before it is voted. If you are present at the meeting, you may vote your shares in person and the proxy will not be used. You are respectfully urged to read the proxy statement contained in this booklet for further information concerning the matters to be acted upon at the annual meeting and the use of the proxy.

By Order of the Board,

/s/ GERALD E. BISBEE, JR., PH.D.
Gerald E. Bisbee, Jr., Ph.D.
Chairman and Chief Executive Officer

April 21, 2008

IMPORTANT — PLEASE MAIL YOUR SIGNED PROXY CARD
PROMPTLY IN THE ENCLOSED ENVELOPE

REGEN STOCKHOLDERS’ AGREEMENT	6
ELECTION OF DIRECTORS	7
EXECUTIVE OFFICERS	11
EXECUTIVE COMPENSATION	12
EQUITY COMPENSATION PLAN INFORMATION	16
BENEFICIAL OWNERSHIP	16
REPORT OF THE AUDIT COMMITTEE	20
APPROVAL OF PROPOSAL TO AMEND REGEN’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FOURTEEN, ONE-FOR-SIXTEEN, ONE-FOR-EIGHTEEN OR ONE-FOR-TWENTY REVERSE STOCK SPLIT	21
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25
DEADLINE FOR STOCKHOLDERS PROPOSALS	26
ADDITIONAL INFORMATION	26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	26
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	27
APPENDIX A	A-1

REGEN BIOLOGICS, INC.
411 Hackensack Avenue
Hackensack, NJ 07601
________________

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 30, 2008
________________

This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of ReGen Biologics, Inc. (“ReGen” or the “Company”) to be held on May 30, 2008 at 9:00 a.m. Eastern Time at the offices of our legal counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 2300 N Street, NW, Washington, D.C. 20037.

The matters proposed for consideration at the meeting are:

•	the election of Gerald E. Bisbee, Jr., Ph.D., Abhi Acharya, Ph.D., Alan W. Baldwin, Robert G. McNeil, Ph.D., J. Richard Steadman, M.D. and William R. Timken as directors for the next year;

•
an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a stock combination (reverse stock split) of the Company’s issued and outstanding common stock in a ratio of one-for-fourteen, one-for-sixteen, one-for-eighteen, or one-for-twenty, if and as determined by the Company’s Board of Directors, at any time before November 30, 2008;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year; and

•	the transaction of such other business as may come before the meeting or any adjournment thereof.

Pursuant to the terms of a certain stockholders’ agreement among certain ReGen stockholders, the parties to the stockholders’ agreement have agreed to vote their shares in favor of the election of certain designated directors, as listed above. As of the record date, March 31, 2008, the parties to the stockholders’ agreement currently control approximately 38.25% of the issued and outstanding voting capital stock of our company. The parties to the stockholders’ agreement are not bound to vote in any way on any other proposals.

This proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the enclosed proxy card are being mailed to stockholders on or about April 25, 2008. The enclosed proxy card is solicited by our Board and will be voted at the annual meeting and any adjournments thereof.

If you complete and properly sign and mail the enclosed proxy card, it will be voted as you direct. If no instructions are given, the stockholder’s shares will be voted in accordance with the recommendations of the Board “for” each of the proposals presented in this proxy statement. Those recommendations are described later in this proxy statement.  If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares and present it to the inspector of elections with their ballot. Voting in person will replace any previous votes submitted by proxy.

The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business. Votes cast in person or by proxy, abstentions and broker non-votes (which we define below) will be tabulated by the inspectors of election and will be considered in the determination of whether a quorum is present at the annual meeting. The inspectors of election will treat shares represented by executed proxies that abstain as shares that are present and entitled to vote for purposes of determining the approval of such matter. If, with respect to any shares, a broker or other nominee submits a proxy card indicating that instructions have not been received from the beneficial owners or the persons entitled to vote and that such broker or other nominee does not have discretionary authority to vote such shares (a “broker non-vote”) on one or more proposals, those shares will not be treated as present and entitled to vote for purposes of determining the approval of any such proposal.

The proxy may be revoked at any time before it is exercised by delivering a written notice of revocation to our Corporate Secretary. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to our Corporate Secretary at our principal executive offices as follows: 411 Hackensack Avenue, Hackensack, New Jersey 07601, Attention: Corporate Secretary. If you are a registered stockholder and you attend the annual meeting in person, you may revoke your proxy by either giving notice of revocation to the inspectors of election at the annual meeting or by voting at the annual meeting in person. “Street name” stockholders must contact the institution that holds their shares to revoke any prior voting instructions. The only items of business that the Board intends to present or knows will be presented at the annual meeting are the items discussed in this proxy statement. The proxy confers discretionary authority upon the persons named in it, or their substitutes, to vote on any other items of business that may properly come before the meeting. All holders of record of our common stock and preferred stock at the close of business on March 31, 2008 will be eligible to vote at the annual meeting. As of March 31, 2008 we had 104,303,608 shares of common stock issued, 104,243,082 shares of common stock outstanding, and 2,483,116, 6,583,348, 135,715, and 3,750 shares, respectively, of Series A, Series C, Series D and Series E preferred stock issued and outstanding, and 127,256,046 in aggregate voting securities issued and outstanding. The holders of our preferred stock have the right to vote together with the holders of our common stock on an as- converted basis. Each share of common stock and each share of preferred stock on an as-converted basis is entitled to one vote.

REGEN STOCKHOLDERS’ AGREEMENT

Several ReGen stockholders entered into a stockholders’ agreement pursuant to which these stockholders agreed to vote their shares in favor of and against certain actions. The stockholders that are parties to the stockholders’ agreement are four of our directors and their affiliates - J. Richard Steadman, Gerald E. Bisbee, Jr., William R. Timken, The Timken Living Trust U/A/D 9/14/99, Robert G. McNeil, Sanderling Venture Partners IV Co-Investment Fund, L.P., Sanderling IV Biomedical Co-Investment Fund, L.P., Sanderling IV Venture Management, Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Limited Partnership, Sanderling V Beteiligungs GmbH & Co. KG, Sanderling Ventures Management V, Sanderling Venture Partners II, L.P., Sanderling Ventures Limited, L.P., Sanderling Ventures Management VI, Sanderling Venture Partners VI Co-Investment Fund L.P., Sanderling VI Limited Partnership and Sanderling VI Beteiligungs GmbH & Co. KG.  As of the record date, March 31, 2008, the parties to the stockholders’ agreement controlled approximately 38.25% of the issued and outstanding voting capital stock of our company.

The following summary of the stockholders’ agreement outlines its substantive provisions.

Members of the Board.  The parties to the stockholders’ agreement agreed to vote any shares of our capital stock that are beneficially owned or held of record by them or as to which they have, directly or indirectly, the right to vote or direct the voting in favor of the following:

·
The maintenance of the authorized number of directors on our Board of Directors at six (6) members (or, if Sanderling Ventures exercises its right to appoint an additional director as set forth below, seven (7) members);

·	The election of the following persons to the Company’s Board of Directors:

·	our then current Chief Executive Officer, who is currently Mr. Bisbee;

·
one (1) designee of Sanderling Ventures, who is currently Dr. McNeil and, if Sanderling Ventures elects in the future, one (1) additional designee of Sanderling Ventures, who shall be deemed “independent” as defined in Section 4200(a)(15) of the NASDAQ listing standards or the rules of any national securities exchange where the Company intends to list its common stock; and

·	four (4) designees of a majority of the members of our Board of Directors, who are currently Drs. Acharya and Steadman and Mssrs. Baldwin and Timken.

The stockholders’ agreement allows the removal of a director upon the request of the party who designated the director. If a director is removed in such a manner, resigns from our Board or otherwise ceases to be a director, the party who designated that director shall have the right to designate a new individual to serve as a director.

If a stockholder who is entitled to appoint a director pursuant to the stockholders’ agreement fails to designate a representative to fill a directorship, a person may be elected to fill the position in accordance with our certificate of incorporation, bylaws and applicable Delaware law.

Legend.  The stock certificates that represent the shares held by the parties to the stockholders’ agreement will bear a legend on the certificates stating that the ability to vote the shares is subject to the restrictions outlined in the stockholders’ agreement.

Transfer of Shares.  If any parties to the stockholders’ agreement transfer any of their ReGen shares, the party who receives the shares will be bound by all the terms of the stockholders’ agreement.

Termination.  The stockholders’ agreement will terminate upon the earliest to occur (i) June 30, 2008, (ii) a change of control or (iii) the listing of ReGen’s shares on a national securities exchange. For purposes of termination of the stockholders’ agreement, a change of control of ReGen means a merger or consolidation of our company wherein there is a change in ownership of a majority of our company’s capital stock; a sale or transfer of substantially all of our assets; a sale by the stockholders of our company to any non-affiliate of a majority of our shares; or a liquidation or dissolution of our company.

Amendment.  The stockholders’ agreement may be amended by the mutual agreement of our company and the holders of all of the outstanding shares subject to the stockholders’ agreement at the time of the proposed amendment.

Parties to the stockholders’ agreement may be considered a group acting with a common intent for purposes of federal securities laws and may be required to file with the Securities and Exchange Commission and keep updated a Form 13D report of their holdings of ReGen capital stock, regardless of whether the parties would otherwise be required to file such a report.

ELECTION OF DIRECTORS

(PROPOSAL 1)

We will currently elect our six directors to serve for a term of one year or until their respective successors are duly elected and qualified. With respect to the election of directors, you may (i) vote “for” all of the nominees, or (ii) “withhold” with respect to some or all of nominees. Directors are elected by the affirmative vote of the holders of a plurality of the shares of our capital stock present in person or represented by proxy and entitled to vote at the annual meeting. As a result, the six director nominees that receive the most votes will be elected.  Broker non-votes will not be counted as votes for or against any nominee or director. In the event that any nominee should become unable or unwilling to serve as a director, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee for the office of director as the Board may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

The names, ages, principal occupations and other information concerning the director nominees, based upon information received from them, are set forth below.

Gerald E. Bisbee, Jr., Ph.D., 65, (President and Chief Executive Officer from 1989 to 1997 and from 2002 to present, Chairman of the Board from 1989 through 1997, and December 2000 to present, and director since 1989). Dr. Bisbee served as Chairman and CEO of RBio, Inc. from 1998 to 2002. Dr. Bisbee was chairman and CEO of APACHE Medical Systems, Inc., a company providing clinical trial and FDA advisory services to device and pharmaceutical companies, and an industry-leading information management system for high-cost, high-risk patients. In 1988, Dr. Bisbee became Chairman and CEO of Sequel Corporation, an orthopedic rehabilitation practice management and manufacturing company. Dr. Bisbee holds a Ph.D. from Yale University in chronic epidemiology with an emphasis in muscular-skeletal disease. His dissertation is part of the development of Diagnostic Related Groups, or DRGs. Dr. Bisbee is a co-author of the first national orthopedic study entitled, Musculoskeletal Disorders: Their Frequency of Occurrence and Their Impact on the Population of the U.S. He also holds an M.B.A. in finance and health care systems from University of Pennsylvania’s Wharton School. Dr. Bisbee is also a director of Cerner Corporation and Care Investment Trust.

J. Richard Steadman, MD, 70, (Director since 2002). Dr. Steadman conducts an orthopedic surgery practice at the Steadman Hawkins Clinic in Vail, Colorado, and is globally recognized for his expertise in sports medicine, surgery and rehabilitation. Dr. Steadman has served as a director of RBio, Inc. from 1990 to 2002. Dr. Steadman has received numerous national and international awards including the Albert Trillat Award for Excellence in Knee Research from the International Society for the Knee, the H. Edward Cabaud Memorial Award for Knee Research from the American Orthopedic Society for Sports Medicine, and the highly prestigious GOTS-Beiersdorf (Germany) Prize. He is also a member of the U.S. Ski Hall of Fame. Dr. Steadman holds a BS in Biology (pre-med) from Texas A&M and an M.D. from the University of Texas, Southwestern Medical School. He completed his Orthopedic Surgery Residency at Charity Hospital (LSU) in New Orleans.

Robert G. McNeil, Ph.D., 64, (Director since 2002). Dr. McNeil is a general partner of Sanderling Ventures, a biomedical industry investment firm, and has thirty years experience as an active investor and management participant in seed and early-stage biomedical companies. Dr. McNeil has served as a director of RBio, Inc. from 1990 to 2002. He founded Sanderling Ventures in 1979. Dr. McNeil was a seed-stage investor in Advanced Cardiovascular Systems, Inc. and Venitrex, Inc., two privately-held medical device companies. He was a founder, Chief Executive Officer and Chairman of CoCensys, the Chief Executive Officer and Chairman of Acea, and the Chairman of Peregrine Pharmaceuticals, a publicly-held company. Dr. McNeil earned his Ph.D. in the fields of molecular biology, biochemistry and genetics from the University of California, Irvine. Following his graduation, he pursued a long-time interest in investing by joining Shuman Agnew & Co., a San Francisco investment firm, where he worked as a portfolio manager and investment analyst. Dr. McNeil is Chairman of the Board of InfraReDx, Inc.

Alan W. Baldwin, 71, (Director since 2000, Chairman of Audit Committee since 2002). Mr. Baldwin is presently President, interim CEO, and a Director of Integral Systems, Inc., a supplier of satellite ground station command and control systems for use by commercial and government satellite operators. Prior to joining Integral Systems, Mr. Baldwin was the President and Chief Operating Officer of Argosy Chemical International, a supplier of composite materials, specialty chemicals, technology, equipment, and related services. Before joining Argosy, Mr. Baldwin was president of Alcore, a division of the McGill Corporation; the Chief Executive Officer of CopperGlass Optical Solutions, Inc.; and director of Wren Associates, Ltd. Mr. Baldwin is a graduate of the U.S. Military Academy at West Point, New York and received his Masters Degree in engineering and mathematics from the University of Alabama.

Abhi Acharya, Ph.D., 67, (Director since May 2003, Member of Audit Committee since May 2004). Dr. Acharya served at the Office of Device Evaluation, Center for Devices and Radiological Health, FDA from 1977 to 1993 holding a variety of positions including Director, Division of Cardiovascular, Respiratory and Neurological Devices, and Chief of Surgical Devices Branch. Most recently, Dr. Acharya served as Senior Vice President, Regulatory Affairs, Quality, Clinical Research of EndoTex Interventional Systems, Vice President, Regulatory Affairs, Quality Assurance and Clinical Research of Target Therapeutics, Inc. and Senior Technical Advisor at Biometric Research Institute, Inc. Dr. Acharya has authored numerous publications, and he has received the FDA Award of Merit, the Commendable Service Award, and the Commissioner’s Special Citation. He earned his M.S. and Ph.D. in Biomedical Engineering from Northwestern University and a B.S. in Metallurgical Engineering from the Indian Institute of Technology. Dr. Acharya has been employed as a consultant since 1999, and presently serves on the board of directors of Stereotaxis, Inc.

William R. Timken, 73, (Director since June 2004, Member of Audit Committee since June 2004). Mr. Timken, a founding partner of Hambrecht & Quist, joined H&Q in 1968 and retired in 1999 as its Vice Chairman. During his forty-two year career as a securities industry executive, Mr. Timken was involved in bringing to market and capitalizing companies such as Genentech, Apple and Netscape. Mr. Timken has been an informal advisor to ReGen since 1992. Mr. Timken is a graduate of Colby College and has served on the Blair Academy Board of Trustees since 1981, where he was elected Chairman in 2001.

Director Independence

In accordance with the mandates of the Sarbanes-Oxley Act of 2002, the Board affirmatively determines the independence of each director and nominee for director. The Board makes independence determinations in accordance with Rule 4200(a)(15) of the listing standards of the NASDAQ Stock Market. Based on these standards, the Board determined in early 2007 that the following non-employee directors are independent: Mr. Baldwin, Mr. Timken and Dr. Acharya, and that the remaining directors are not independent.

Meetings and Committees Of The Board

During the 2007 fiscal year, there were nine meetings of the Board, six of which were telephonic meetings. Each incumbent director, except Dr. Steadman, attended at least 75% of the aggregate total number of the meetings of the Board during his tenure and the meetings of the Board committees on which he served during such tenure.

The Board has a standing Audit Committee. The Board does not have a separate compensation committee or nominating committee.

Audit Committee.  The Audit Committee, which met seven times during the 2007 fiscal year, reviews the professional services provided by our independent registered public accounting firm, the independence of the independent registered public accounting firm from our management, annual financial statements and our system of internal control over financial reporting. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. In 2007, the members of the Audit Committee were Dr.  Acharya and Mssrs. Timken and Baldwin (who serves as the Committee’s Chairman). As independence is currently defined in Rule 4200(a)(15) of the NASD listing standards, our Board of Directors has determined that Mr. Baldwin, Mr. Timken and Dr. Acharya are independent directors. In addition, each of Mr. Baldwin, Mr. Timken and Dr. Acharya meet the other requirements for audit committee members under the Securities Exchange Act of 1934, as amended. Pursuant to the mandates of the Sarbanes-Oxley Act of 2002, our Board of Directors has determined that Mr. Baldwin, an independent director, qualifies as an “audit committee financial expert” as such term is defined in the Securities Exchange Act of 1934, as amended. The Audit Committee is governed by a charter, a copy of which can be found on our website, www.regenbio.com.

Board of Directors Acting as the Compensation Committee During the year ended December 31, 2007, our full Board of Directors acted as the compensation committee. Dr. Bisbee, who is a member of the Board of Directors, is also an executive officer of ReGen. Based on ReGen’s size, the size of our Board of Directors and the number of employees, the Board of Directors does not believe ReGen would derive any significant benefit from a separate compensation committee. The members of the Board of Directors are not all independent as defined in the NASDAQ listing standards. ReGen does not have a compensation committee charter.

Board of Directors Acting as the Nominating Committee.  During the year ended December 31, 2007, our full Board of Directors acted as a nominating committee. Based on ReGen’s size, and the size of our Board of Directors, the Board of Directors does not believe ReGen would derive any significant benefit from a separate nominating committee. The members of the Board of Directors are not all independent as defined in the NASDAQ listing standards. ReGen does not have a nominating committee charter.

Evaluation of Director Candidates

In evaluating and recommending director candidates, the Board takes into consideration such factors as it deems appropriate based on ReGen’s current needs. These factors may include diversity, age, skills such as understanding of the orthopedics industry and of general finance, relevant regulatory experience, decision-making ability, interpersonal skills, experience with businesses and other organizations of comparable size, community activities and relationships, and the interrelationship between the candidate’s experience and business background, and other Board members’ experience and business background, as well as the candidate’s ability to devote the required time and effort to serve on the Board.

The Board will consider for nomination candidates recommended by stockholders if the stockholders comply with the following requirements. If a stockholder wishes to recommend a director candidate to the Board for consideration as a Board of Directors nominee, such stockholder must submit in writing to the Board: (i) the name and address of the stockholder submitting the proposal, as it appears on our stockholder records, and of the beneficial owner thereof, (ii) the number of each class of our shares of voting stock that are owned beneficially and of record by the stockholder and the beneficial owner, (iii) a description of all arrangements or understandings between the stockholder and the director nominee and any other person pursuant to which the nomination is to be made by the stockholder, and (iv) all information relating to the director nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a director nominee and to serving as a director if elected). This information must be delivered to our Chairman at ReGen’s address and must be received no later than the date prescribed in the most recent proxy statement under the heading “Deadline for Stockholder Proposals,” as such date may be amended in cases where the annual meeting has been changed as contemplated in SEC Rule 14a-8(e), to be considered as a potential Board of Directors nominee at the Annual Meeting of Stockholders for that year. The Board may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by stockholders that comply with these requirements will receive the same consideration that the Board’s candidates receive. Nominations not made in accordance with these requirements may be disregarded by the presiding officer of the meeting, and upon his instructions, the inspector of elections shall disregard all votes cast for each such nominee. There have been no changes to this procedure since it was reported in our Proxy Statement for our 2007 Annual Meeting.

Stockholder Communications with the Board

ReGen Stockholders may communicate with the Board in writing addressed to:

Board of Directors
c/o Corporate Secretary
411 Hackensack Avenue
Hackensack, New Jersey 07601

The Secretary will review each stockholder communication. The Secretary will forward to (i) the entire Board, (ii) the non-management members of the Board, if so addressed, or (iii) the members of a Board committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility, each communication that (a) relates to ReGen’s business or governance, (b) is not offensive and is legible in form and reasonably understandable in content and (c) does not merely relate to a personal grievance against ReGen or a team member or further a personal interest not shared by other stockholders generally.

A copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission will be sent to any stockholder without charge upon written request addressed to:

Investor Relations
ReGen Biologics, Inc.
411 Hackensack Avenue
Hackensack, New Jersey 07601

We strongly encourage each of our directors to attend in person each Annual Meeting of Stockholders whenever attendance does not unreasonably conflict with the director’s other business and personal commitments. Dr. Bisbee,  our Chairman of the Board of Directors, Mr. Baldwin and Mr. Timken attended the 2007 Annual Meeting of Stockholders in person and Dr. Acharya attended by teleconference.

Code of Ethics

The Board of Directors has adopted a code of ethics that applies to all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. Our Code of Ethics establishes standards and guidelines to assist the directors, officers, and employees in complying with both ReGen’s corporate policies and with the law and is available on our website at www.regenbio.com. We will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics, including the name of the officer to whom the waiver was granted, on our website at www.regenbio.com.

Director Compensation

Directors are entitled to reimbursement of expenses for attending each meeting of the Board and each meeting of any committee. The directors elected not to receive cash compensation for the 2007 fiscal year.

Currently, our directors who are not also our employees are eligible to participate in our Non-Employee Director Stock Option Plan, as amended and restated effective April 1, 2004. The Chairman of the Board of Directors is responsible for administering the plan. Pursuant to the plan as currently in effect, the timing of grants and the number of underlying shares to be awarded are as determined by the Chairman. The exercise price of the options and the vesting schedule are specified by the Chairman at the time of grant and set forth in each option agreement. Stock options granted under this plan have a term of ten years from the date of grant. We currently have reserved 2,495,000 shares of our common stock for issuance under this plan. The plan may be terminated by the Board at any time. Upon the occurrence of a change of control, as defined in the plan, all outstanding unvested options under the Non-Employee Director Stock Option Plan immediately vest.

Non-employee directors are also entitled to stock option grants under our Non-Employee Director Supplemental Stock Option Plan, which became effective as of January 1, 1999 and was amended and restated effective January 31, 2003. Pursuant to this plan, 500,000 shares of our common stock are issuable to individuals who are non-employee members of the Board on the date of the grant. We currently have reserved 425,000 shares of our common stock for issuance under this plan. The supplemental plan is administered by the Board of Directors. The exercise price of the options is to be at least the fair market value of our common stock on the date of grant. Stock options granted under the plan have a term and vest as set forth in each option agreement. The plan may be terminated by the Board at any time. Upon the occurrence of a change in control, all outstanding unvested options under the Non-Employee Director Supplemental Stock Option Plan immediately vest.

Although we usually grant options to our non-employee directors under either of the foregoing plans, directors also are eligible to receive grants under our Employee Stock Option Plan.

In January and October 2007, we granted stock options under our Non-Employee Director Stock Option Plan and Non-Employee Director Supplemental Stock Option Plan together with non-plan options to all of our non-employee directors.

DIRECTOR COMPENSATION TABLE (1)

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
J. Richard Steadman, MD	$—	$97,702	$11,713	(3)	$109,415
Robert G. McNeil, Ph.D.	$—	$90,191	$—		$90,191
Alan W. Baldwin	$—	$90,191	$—		$90,191
Abhi Acharya, Ph.D.	$—	$113,959	$—		$113,959
William R. Timken	$—	$183,203	$—		$183,203
____________

(1)	Dr. Bisbee, our President and Chief Executive Officer, is not included in this table because compensation for his service as a director is fully reflected in the Summary Compensation Table below.

(2)
The assumptions made in the valuation of the option awards reported in this column are discussed in Note 3 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Other compensation includes royalties for sales related to the SharpShooter product.

EXECUTIVE OFFICERS

Gerald E. Bisbee, Jr., Ph.D., 65, Chairman, President and Chief Executive Officer. See description above.

John Dichiara, 54, Senior Vice President Clinical and Regulatory Affairs and Quality Assurance, has over fifteen years experience in the orthopedics industry. Before joining our Company in 1999, he was the Director of Clinical Affairs at Howmedica Osteonics, Inc. where he was responsible for the integration of the clinical departments of both companies after the acquisition by Stryker, Inc. Prior to that time, he worked for the Howmedica Division of Pfizer Medical Technology from 1984 to 1998 in a series of increasingly responsible positions in Research and Development and Regulatory Affairs. As Director of Regulatory Affairs and Public Policy he was responsible for worldwide regulatory approvals for Howmedica’s orthopedic, craniomaxillofacial and neurological products. He holds a B.A. in biological science from Columbia College.

Brion D. Umidi, 45, Senior Vice President, Chief Financial Officer, Chief Accounting Officer, Secretary and Treasurer, joined our Company in July 2002. Prior to joining our Company, Mr. Umidi was the founder and President of Umidi + Company, Inc., which provides professional accounting and financial management services to growing companies. Mr. Umidi acted as a contract CFO for us since 2000. Prior to starting Umidi + Company, Mr. Umidi was the CFO, Vice President of Finance and Administration, and Treasurer of APACHE Medical Systems, Inc. Mr. Umidi is a former commercial finance loan officer with the Mercantile Safe Deposit and Trust Company in Baltimore, Maryland and a former auditor with MNC Financial, Inc. in Baltimore. He received his Bachelor of Business Administration from Loyola College in Baltimore, where he majored in accounting and finance.

EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2007 and 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Gerald E. Bisbee, Jr., Ph.D.	2007	$334,106	$—	$249,028	$—	$—	$583,134
Chairman and Chief Executive Officer	2006	$318,196	$79,549	$272,178	$—	$—	$669,923
John Dichiara	2007	$202,744	$—	$60,571	$—	$—	$263,315
SVP, Clinical and Regulatory	2006	$193,089	$48,272	$53,420	$—	$—	$294,781
Affairs and Quality Assurance
Brion Umidi	2007	$212,613	$—	$75,591	$—	$—	$288,204
SVP, Chief Financial Officer	2006	$202,488	$50,622	$60,442	$—	$—	$313,552
____________

(1)
The assumptions made in the valuation of the option awards reported in this column are discussed in Note 3 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

Employment Agreements

Of the executive officers listed in the Summary Compensation Table above, Dr. Bisbee and Mr. Umidi are each party to respective employment agreements with ReGen. Each executive’s employment agreement provides for consecutive one year terms of employment that automatically renew. In Dr. Bisbee’s case, either ReGen or Dr. Bisbee may terminate the agreement by providing the other party with 90 days’ written notice. Each of the employment agreements provide for base salary, adjusted annually, and various health and welfare benefits. Dr. Bisbee’s employment agreement provides that Dr. Bisbee is eligible to receive a bonus representing up to 25 percent of his base salary based on achievement of annual performance objectives. Each executive may be terminated by us at any time for cause and is entitled to certain benefits if the executive is terminated without cause, resigns as a result of a material change in responsibilities (and in Mr. Umidi’s case, as a result of Dr. Bisbee’s departure), is terminated as a result of a change of control of ReGen or is terminated as a result of disability. These severance benefits are discussed in greater detail in the section below entitled “Potential Payments upon Termination or Change of Control.”

Components of Compensation

Our Board of Directors annually determines the balance between the different components of compensation, which consist mainly of salary, cash bonus and option awards. We may provide, but have not historically provided, Company-funded benefits under our 401(k) Retirement and Savings Plan. Perquisites provided to our executive officers are generally of limited value. The allocation among the components of compensation is intended to balance the goal of retention of our executive officers with a desire to have a significant portion of compensation variable and at risk for each executive’s performance and the performance of ReGen generally.

2007 Outstanding Equity Awards

During the 2007 fiscal year, we made option awards to certain executive officers, with each award vesting pro rata over a four year period. While we have not historically paid dividends, any dividends on shares underlying option awards will not begin to accrue until the option is exercised, at which time dividends will accrue in the same manner as for other outstanding common stock.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Gerald E. Bisbee, Jr., Ph.D.	1,848,593	—	—	$0.53	09/11/2008(1)
	2,500	—	—	$0.59	01/04/2009(1)
	16,700	—	—	$1.25	01/26/2009(1)
	525,542	—	—	$0.53	05/14/2009(1)
	8,700	—	—	$1.50	01/01/2010(1)
	2,500	—	—	$1.52	01/03/2010(1)
	1,250,000	—	—	$0.23	07/19/2012(1)
	957,089	63,573	—	$0.98	10/01/2013(2)
	49,966	50,034	—	$0.99	01/11/2016(3)
	291,226	910,699	—	$0.46	01/12/2017(4)
	346,500	6,403,500	—	$0.09	10/18/2017(5)
John Dichiara	164,970	—	—	$0.53	09/10/2009(1)
	27,495	—	—	$0.53	05/11/2010(1)
	164,970	—	—	$0.53	09/22/2010(1)
	27,495	—	—	$0.53	01/01/2011(1)
	164,970	—	—	$0.53	06/29/2011(1)
	206,213	—	—	$0.13	06/21/2012(1)
	150,000	—	—	$0.23	07/19/2012(1)
	216,157	14,358	—	$0.98	10/01/2013(2)
	68,851	215,306	—	$0.46	01/12/2017(4)
	205,300	3,794,700	—	$0.09	10/18/2017(5)
Brion Umidi	27,495	—	—	$0.53	09/12/2010(1)
	75,000	—	—	$0.16	03/07/2011(1)
	82,485	—	—	$0.53	09/06/2011(1)
	618,638	—	—	$0.13	06/21/2012(1)
	200,000	—	—	$0.23	07/19/2012(1)
	240,748	15,991	—	$0.98	10/01/2013(2)
	76,346	238,744	—	$0.46	01/12/2017(4)
	346,500	6,403,500	—	$0.09	10/18/2017(5)
____________

(1)	These awards are fully vested.

(2)	Within each of these awards, 50% of the options vest pro rata in the four years beginning January 1, 2003, and 50% vest pro rata in the four years beginning July 1, 2004.

(3)	This award vests pro rata over a four year period beginning on January 1, 2006.

(4)	This award vests pro rata over a four year period beginning on the date of grant.

(5)
Executive officer holds options to purchase shares of Series E Preferred Stock (Series E Stock) at $9.00 per share. Each share of Series E Stock is mandatorily convertible into 100 shares of the Company’s common stock, subject to adjustment for splits or other changes to the Company’s common stock, immediately upon either (i) amendment of the Company’s certificate of incorporation to increase the number of authorized shares of common stock or (ii) the effectiveness of a reverse stock split of the Company’s common stock, in both situations such that there are sufficient shares of common stock available to effect the conversion after taking into account all other shares of common stock outstanding or required to be issued upon the conversion of any preferred stock of the Company or the exercise of any options or warrants authorized by the Company. The Series E Stock was not convertible at December 31, 2007. Information is reported on an as-converted basis.

There were no exercises of stock options by executive officers in 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Dr. Bisbee and Mr. Umidi are each party to respective employment agreements with ReGen, as described above in the section entitled “Employment Agreements.” If either Dr. Bisbee or Mr. Umidi is terminated without cause, resigns as a result of a material change in responsibilities, is involuntarily terminated due to a change in control or is terminated as a result of disability, he is entitled to severance pay, which is estimated in the table below. All estimates are based on an assumed termination or resignation date of December 31, 2007. The actual payments due on terminations or resignations occurring on different dates could materially differ from the estimates in the table.

Termination without “cause” means termination for any reason other than the executive’s: (i) commission of an act of fraud, dishonesty, or moral turpitude, or an act which, if proven in a court of law, would constitute a violation of a criminal code or other law, in each case having an adverse effect on ReGen; (ii) divulging ReGen’s confidential information in a manner that has an adverse effect on ReGen; or (iii) material breach of any material duty or obligation imposed upon the executive by us.

In Dr. Bisbee’s case, resignation following a material change in responsibilities or termination for disability is treated as termination without cause. In Mr. Umidi’s case, resignation following a material change in responsibilities, termination for disability or resignation following Dr. Bisbee’s departure from ReGen is treated as termination without cause. Following a change in control, Dr. Bisbee and Mr. Umidi are entitled to the benefits each would receive upon termination without cause, except that each may elect to receive his severance payment in a lump sum instead of in the form of salary continuation.

A “change in control” as used in each employment agreement means:

•
the purchase or other acquisition by any person, entity or syndicate group of persons and/or entities within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 40 percent or more of either the outstanding shares of common stock or the combined voting power of ReGen’s then outstanding voting securities entitled to vote generally;

•
the approval by the stockholders of ReGen of a reorganization, merger or consolidation, in each case, with respect to which persons who were stockholders of ReGen immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated ReGen’s then outstanding securities;

•	a liquidation or dissolution of ReGen; or

•	the sale of all or substantially all of ReGen’s assets.

ESTIMATED PAYMENTS UPON TERMINATION OR
CHANGE-IN-CONTROL ON DECEMBER 31, 2007

Name	Trigger Event	Severance Amount		Early Vesting of Stock Options(6)		Other(5)	Total
Gerald E. Bisbee, Jr., Ph.D.	- Termination without Cause	$334,106	(1)	$—	(3)	$38,196	$372,302
	- Disability
	- Material Change in Responsibilities

	Change in Control	$334,106	(1)	$—		$38,196	$372,302

John Dichiara	-	$—		$—		$—	$—

Brion Umidi	- Termination without Cause	$106,307	(2)	$—	(4)	$8,911	$115,218
	- Material Change in Responsibilities
	- Departure of Dr. Bisbee

	Change in Control (salary continuation)	$106,307	(2)	$—		$8,911	$115,218

	Change in Control (lump sum)	$70,871	(2)	$—		$8,911	$79,782
__________

(1)           The severance payment for Dr. Bisbee upon termination without cause, resignation following a material change in responsibilities, and termination due to disability consists of 12 months of salary continuation with payments made on our established payroll dates. If Dr. Bisbee’s termination is due to a change in control, he may elect to receive a lump sum payment of 12 months salary instead of salary continuation.

(2)           The severance payment for Mr. Umidi upon termination without cause, resignation following a material change in responsibilities or following Dr. Bisbee’s departure, and termination due to disability consists of six months of salary continuation with payments made on our established payroll dates. If Mr. Umidi’s termination is due to a change in control, he may elect to receive a lump sum payment of four months salary instead of salary continuation.

(3)           In addition to the acceleration provisions of individual option agreements (see note 6 below), upon resignation following a material change in responsibilities and termination due to disability, any of Dr. Bisbee’s unvested options that would have vested within 12 months of the executive’s date of termination vest immediately, and may be exercised within 12 months after the date of termination. The value of the executive officer’s unvested options that would become vested as of December 31, 2008 is measured based on the closing trading price of our common stock of $0.09 per share on December 31, 2007.

(4)           In addition to the acceleration provisions of individual option agreements (see note 6 below), upon resignation following a material change in responsibilities or following the departure of Dr. Bisbee and termination due to disability, any of Mr. Umidi’s unvested options that would have vested within six months of the executive’s date of termination vest immediately, and may be exercised in accordance with their terms, except that a 12-month extension of the exercise period will apply. The value of the executive officer’s unvested options that would become vested as of June 30, 2008 is measured based on the closing trading price of our common stock of $0.09 per share on December 31, 2007.

(5)           Under each executive’s employment agreement, the executive is entitled to have us pay, or reimburse him for, the continuation of his Company-paid health benefits for 12 months in Dr. Bisbee’s case, and six months in Mr. Umidi’s case, in the event of termination without cause, resignation following material change in responsibilities (and in Mr. Umidi’s case, resignation following the departure of Dr. Bisbee), and termination due to change in control or disability.

(6)           Pursuant to the terms of options agreements for each executive, outstanding options become fully vested and remain so until the applicable expiration dates (as provided in the respective agreements) upon the occurrence of either (i) a change in control of the Company or (ii) termination without cause (each as defined in the respective agreements).

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the total number of outstanding securities in each of our equity compensation plans and the number of securities remaining for future issuance, as well as the weighted-average exercise price of all outstanding securities as of December 31, 2007.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity compensation plans approved by security holders	18,437,953	$0.50	25,305
Equity compensation plans not approved by security holders(1)
Common stock	1,860,000	$0.45	—
Series D Preferred Stock (as-converted basis)(2)	200,000	$0.42
Series E Preferred Stock (as-converted basis)(2)	35,475,000	$0.09	—
Total	37,535,000	$0.11	25,305
____________

(1)	Reflects warrants and non-plan options issued or assumed by ReGen.

(2)
Each shares of Series D and Series E Preferred Stock is mandatorily convertible into 100 shares of the Company’s common stock, subject to adjustment for splits or other changes to the Company’s common stock, immediately upon either (i) amendment of the Company’s certificate of incorporation to increase the number of authorized shares of common stock or (ii) the effectiveness of a reverse stock split of the Company’s common stock, in both situations such that there are sufficient shares of common stock available to effect the conversion after taking into account all other shares of common stock outstanding or required to be issued upon the conversion of any preferred stock of the Company or the exercise of any options or warrants authorized by the Company. The Series D and Series E Stock were not convertible at December 31, 2007.

BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the shares of our common stock and preferred stock as of March 31, 2008 by:

•	each person we know to beneficially own more than 5% of our voting stock,

•	each director and nominee for director,

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation,” and

•	all of our directors, nominees for directors and executive officers as a group.

The number of shares of common stock outstanding on March 31, 2008 was 104,243,082 shares. Preferred stock outstanding as of March 31, 2008 included 2,483,116 shares of Series A; 6,583,348 shares of Series C; 135,715 shares of Series D; and 3,750 shares of Series E. Each share of Series A and Series C Stock is convertible into one share of common stock at the option of the holder of such shares. Each share of Series D and Series E Stock is mandatorily convertible into 100 shares of common stock immediately upon either (i) amendment of the Company’s certificate of incorporation to increase the number of authorized shares of common stock or (ii) the effectiveness of a reverse stock split of the Company’s common stock, in both situations such that there are sufficient shares of common stock available to effect the conversion after taking into account all other shares of common stock outstanding or required to be issued upon the conversion of any preferred stock of the Company or the exercise of any options or warrants authorized by the Company. The Series D and Series E Stock were not convertible at December 31, 2007.

The aggregate voting securities issued and outstanding as of March 31, 2008 was 127,256,046. The holders of our preferred stock have the right to vote together with the holders of our common stock on an as-converted basis. Each share of common stock and each share of preferred stock on an as-converted basis is entitled to one vote.

Except as noted, all information with respect to beneficial ownership has been furnished by the respective director, executive officer or beneficial owner of more than 5% of our voting stock, or is based on filings with the Securities and Exchange Commission. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Information with respect to Series D and Series E stock, options, and warrants is included on an as-converted basis. Beneficial ownership of the voting stock has been determined for this purpose in accordance with the Securities Exchange Act of 1934, as amended, which provides, among other things, that a person is deemed to be the beneficial owner of the voting stock if that person, directly or indirectly, has or shares voting power or investment power with respect to such stock or has the right to acquire such ownership within sixty days. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with Securities and Exchange Commission reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of the voting stock. Unless otherwise indicated below, the address of those identified in the table is ReGen Biologics, Inc., 411 Hackensack Avenue, Hackensack, NJ 07601.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Robert G. McNeil, Ph.D.(1)	40,782,937	30.49%
Sanderling Ventures(2)(13)	39,314,390	29.64%
Ivy Healthcare Capital II, L.P.(3)	18,696,000	14.53%
Gerald E. Bisbee, Jr., Ph.D.(4)(12)	7,170,636	5.37%
J. Richard Steadman M.D.(5)(12)	4,863,076	3.75%
Brion D. Umidi(6)	2,436,623	1.88%
William R. Timken(7)(12)	1,998,164	1.56%
John Dichiara(8)	1,864,156	1.44%
Alan W. Baldwin(9)	957,023	*
Abhi Acharya, Ph.D.(10)	854,923	*
All Directors and Executive Officers as a Group (eight persons)(11)	60,927,538	40.80%
Stockholder’s Agreement Group(12)	54,814,813	38.25%
____________

*	Represents less than 1% of our voting stock

(1)
Includes (i) 351,674 shares of common stock; (ii) 902,978 shares of common stock issuable upon the exercise of vested options; (iii) 20,534 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2008; (iv) 1,420 shares of Series E Stock (142,000 shares of common stock on an as-converted basis) issuable upon the exercise of vested options; (v) 514 shares of Series E Stock (51,400 shares of common stock on an as-converted basis) issuable upon the exercise of options which are exercisable within 60 days of March 31, 2008; and (vi) 39,426,330 shares of common stock beneficially owned by Sanderling Ventures. Dr. McNeil is a general partner of Sanderling Ventures and disclaims any beneficial ownership of the shares of Sanderling Ventures except to the extent of his pecuniary interest in Sanderling Ventures arising from his role as a general partner. The address of Dr. McNeil is c/o Sanderling Ventures, 400 South El Camino Real, Suite 1200, San Mateo, CA 94402.

(2)
Includes (i) 21,779,946 shares of common stock; (ii) 5,370,525 shares of common stock issuable upon exercise of vested warrants; (iii) 5,021,199 shares of common stock issuable upon conversion of our Series C Stock; and (iv) 7,142,900 shares of common stock issuable upon conversion of our Series D Stock. Sanderling Ventures’ stock ownership is divided among thirteen related entities: Sanderling Venture Partners IV Co — Investment Fund, L.P., Sanderling IV Biomedical Co — Investment Fund, L.P.; Sanderling Venture Partners V Co — Investment Fund, L.P.; Sanderling V Limited Partnership; Sanderling V Beteiligungs GmbH and Co. KG; Sanderling Venture Partners II, L.P.; Sanderling Ventures Limited, L.P.; Sanderling V Biomedical Co-Investment Fund, L.P.; Sanderling V Ventures Management; Sanderling Venture Partners VI Co-Investment LP; and Sanderling Ventures Management VI; Sanderling VI Beteiligungs GmbH and Co. KG; Sanderling Venture Partners VI Co-Investment, L.P.; and Sanderling VI Limited Partnership. All of these entities are limited partnerships except for Sanderling V Venture Management. Every general partner of the limited partnerships, including Dr. McNeil, would be deemed a beneficial owner of these shares under federal securities laws. Dr. McNeil is also a beneficial owner of Sanderling Ventures Management V. Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger share voting and investment control of the shares held by the Sanderling entities. The address of Sanderling Ventures is 400 South El Camino Real, Suite 1200, San Mateo, CA 94402.

(3)
Ivy Healthcare and Robert Pangia (“Pangia”) beneficially owned 5,765,000 shares of common stock; 47,619 shares of Series D Stock (4,761,900 shares of common stock on an as-converted basis); and warrants which, if exercised, would entitle the them to purchase 14,286 shares of Series D Stock (1,428,600 shares of common stock on an as-converted basis).  In the aggregate, Ivy Healthcare and Pangia beneficially own 11,955,500 shares of common stock on an as-converted basis.  Russell Warren, Jr. (“Warren”) beneficially owned 6,315,000 shares of common stock; 47,619 shares of Series D Stock (4,761,900 shares of common stock on an as-converted basis); and warrants which, if exercised, would entitle Warren to purchase 14,286 shares of Series D Stock (1,428,600 shares of common stock on an as-converted basis).  In the aggregate, Warren beneficially owned 12,505,500 shares of common stock on an as converted basis. The address of Ivy Healthcare Capital II, L.P. is One Paragon Drive, Suite 125, Montvale, New Jersey 07645.

(4)
Includes (i) 951,392 shares of common stock; (ii) 5,065,693 shares of common stock issuable upon the exercise of vested options; (iii) 74,427 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2008; (iv) 34,976 shares of our common stock issuable upon the exercise of vested warrants; 7,669 shares of Series E Stock (766,900 shares of common stock on an as-converted basis) issuable upon the exercise of vested options; and (vi) 2,772 shares of Series E Stock (277,200 shares of common stock on an as-converted basis) issuable upon the exercise of options which are exercisable within 60 days of March 31, 2008.

(5)
Includes (i) 2,348,814 shares of common stock; (ii) 2,133,579 shares of common stock issuable upon the exercise of vested options; (iii) 20,534 shares of common stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2008; (iv) 55,206 shares of common stock issuable upon the exercise of vested warrants; (v) 111,582 shares of common stock issuable upon conversion of our Series C Stock; (vi) 1,420 shares of Series E Stock (142,000 shares of common stock on an as-converted basis) issuable upon the exercise of vested options; and (vii) 514 shares of our Series E Stock (51,400 shares of common stock on an as-converted basis) issuable upon the exercise of options which are exercisable within 60 days of March 31, 2008.

(6)
Includes (i) 21,459 shares of common stock; (ii) 1,348,333 shares of common stock issuable upon the exercise of vested options; (iii) 18,212 shares of common stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2008; (iv) 4,471 shares of common stock issuable upon the exercise of vested warrants; (v) 7,669 shares of Series E Stock (766,900 shares of common stock on an as-converted basis) issuable upon the exercise of vested options; and (vi) 2,772 shares of Series E Stock (277,200 shares of common stock on an as-converted basis) issuable upon the exercise of options which are exercisable within 60 days of March 31, 2008. Mr. Umidi has the sole power to vote or direct the vote of and dispose or direct the disposition of 2,424,222 of the shares. Mr. Umidi has shared power with Greta Umidi, his spouse, to vote or direct the vote of and dispose or direct the disposition of 12,353 of the shares.

(7)
Includes (i) 840,062 shares of common stock; (ii) 606,775 shares of common stock issuable upon the exercise of vested options; (iii) 39,015 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2008; (iv) 95,787 shares of common stock issuable upon the exercise of vested warrants; (v) 223,164 shares of common stock issuable upon conversion of Series C Stock, held through Timken Living Trust; (vi) 1,420 shares of Series E Stock (142,000 shares of common stock on an as-converted basis) issuable upon the exercise of vested options; and (vii) 514 shares of Series E Stock (51,400 shares of common stock on an as-converted basis) issuable upon the exercise of options which are exercisable within 60 days of March 31, 2008.

(8)
Includes (i) 10,000 shares of common stock; (ii) 1,215,999 shares of common stock issuable upon the exercise of vested options; (iii) 16,403 shares of common stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2008; (iv) 3,000 shares of common stock issuable upon the exercise of vested warrants: (v) 4,545 shares of Series E Stock (454,500 shares of common stock on an as-converted basis) issuable upon the exercise of vested options; and (vi) 1,643 shares of Series E Stock (164,300 shares of common stock on an as-converted basis) issuable upon the exercise of options which are exercisable within 60 days of March 31, 2008.

(9)
Includes (i) 27,000 shares of common stock; (ii) 708,028 shares of common stock issuable upon the exercise of vested options; (iii) 20,534 shares of common stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2008; (iv) 8,100 shares of our common stock issuable upon the exercise of vested warrants: (v) 1,420 shares of Series E Stock (142,000 shares of common stock on an as-converted basis) issuable upon the exercise of vested options; and (vi) 514 shares of Series E Stock (51,400 shares of common stock on an as-converted basis) issuable upon the exercise of options which are exercisable within 60 days of March 31, 2008.

(10)
Includes (i) 10,000 shares of common stock; (ii) 628,028 shares of common stock issuable upon the exercise of vested options; (iii) 20,534 shares of common stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2008; (iv) 3,000 shares of common stock issuable upon the exercise of vested warrants; (v) 1,420 shares of Series E Stock (142,000 shares of common stock on an as-converted basis) issuable upon the exercise of vested options; and (vi) 514 shares of Series E Stock (51,400 shares of common stock on an as-converted basis) issuable upon the exercise of options which are exercisable within 60 days of March 31, 2008.

(11)
Includes (i) 12,839,606 shares of common stock, which may be acquired pursuant to options which are exercisable within 60 days of March 31, 2008; (ii) 36,740 shares of Series E Stock (3,674,000 shares of common stock on an as-converted basis), which may acquired pursuant to options which are exercisable within 60 days of March 31, 2008; (iii) 5,566,785  shares of common stock issuable upon the exercise of vested warrants; (iv) 5,021,199 shares of common stock issuable upon conversion of Series C Stock; and (v) 71,429 shares of our Series D Stock (7,142,900 shares of common stock on an as-converted basis).

(12)
As a result of the stockholders’ agreement, the parties to the stockholders’ agreement, may be deemed to be acting as a group with regard to our capital stock that is beneficially owned by each of them. The aggregate amount beneficially owned by the parties to the stockholders’ agreement is 54,814,813, or 38.35%, of the issued and outstanding capital stock of ReGen. Each of the parties to the stockholders’ agreement disclaims beneficial ownership of the shares beneficially owned by the others.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall it be incorporated by reference into any filing by ReGen under the Securities Act or the Exchange Act.

In accordance with a written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of ReGen’s financial reporting processes.

Review and Discussions with Management.  The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2007 with our management.

Review and Discussion with Independent Registered Public Accounting Firm.  The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of ReGen’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from our management and our company, including the matters in the letter from the firm required by Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

Conclusion.  In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

/s/ ABHI ACHARYA, PH.D.
Abhi Acharya, Ph.D.

/s/ ALAN W. BALDWIN
Alan W. Baldwin

/s/ WILLIAM R. TIMKEN
William R. Timken

APPROVAL OF PROPOSAL TO AMEND REGEN’S AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO EFFECT A ONE-FOR-FOURTEEN, ONE-FOR-SIXTEEN,
ONE-FOR-EIGHTEEN OR ONE-FOR-TWENTY REVERSE STOCK SPLIT
(PROPOSAL 2)

You are being asked in this Proposal 2 to authorize the Board of Directors to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock in a ratio, if and as determined by the Board of Directors, of one-for-fourteen, one-for-sixteen, one-for-eighteen, or one-for-twenty at any time prior to November 30, 2008. Our Board has unanimously approved a resolution seeking your approval for this proposal.

Board Discretion to Implement Reverse Stock Split

If the reverse stock split is approved by our stockholders, the Board of Directors may subsequently approve and effect, in its sole discretion, the reverse stock split based upon any of the following ratios: one-for-fourteen, one-for-sixteen, one-for-eighteen, or one-for-twenty. The Board of Directors’ determination of whether to complete the reverse split, and the applicable ratio, will be based upon the advice of our management and financial consultants.

Our Board believes that the reverse stock split may be desirable for a number of reasons. We believe that a higher share price could permit us to list our common stock on a national securities exchange, give us the flexibility to conduct additional equity financings, facilitate conversion of our Series D Stock and Series E Stock, broaden our potential institutional investor base and generally increase the liquidity of our common stock. However, our Board feels that overall market conditions, the momentum in the price of our stock and other factors may impact the desired ratio and timing of effectuating the reverse stock split. Therefore, as part of this proposal, the Board will have the authority to effect the reverse stock split at one of the four approved ratios during a period of up to six months after the date of our 2008 annual meeting, and will also have the authority not to effect the reverse stock split in such timeframe.

Material Effects of Reverse Stock Split

The proposed reverse stock split would affect all of our currently issued and outstanding common stock uniformly, and would not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. We will not issue fractional shares of our common stock in connection with the proposed reverse stock split. Instead, in the event we consummate the reverse stock split, any fractional share that results from the proposed reverse stock split will be repurchased by the Company for cash at the current fair market value of the fractional share interest. The cash payment for the fractional share interest will be calculated by multiplying the fractional share interest by the fair market value per share of the common stock, which will be the average trading price per share of common stock on the OTC Bulletin Board (or any other listing or quotation system on which the shares of common stock are then listed or quoted) over the ten business days prior to the effective time of the reverse stock split.

Although the reverse split will not affect any stockholder’s percentage ownership or proportionate voting power (subject to the treatment of fractional shares), the number of authorized shares of common stock will not be reduced and will increase the ability of the Board to issue such authorized and unissued shares without further stockholder action. This issuance of such additional shares, if such shares were issued, may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of outstanding common stock. Although we are not proposing the reverse stock split for this purpose, the effective increase in the number of authorized but unissued shares of our common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or bylaws.

The principal effects of the reverse stock split are summarized in the following chart:

	Currently	Convertible into the following number of shares of common stock after each proposed reverse stock split (1)
Class of Stock	Outstanding	1:14	1:16	1:18	1:20
Common Stock	104,243,082	7,445,934	6,515,193	5,791,282	5,212,154
Series A Stock	2,483,116	177,365	155,195	137,951	124,156
Series C Stock	6,583,348	470,239	411,459	365,742	329,167
Series D Stock (2)	135,715	969,393	848,219	753,972	678,575
Options to Purchase Series D Stock (3)	135,715	969,393	848,219	753,972	678,575
Options to Purchase Series E Stock (3)	354,750	2,533,929	2,217,188	1,970,833	1,773,750
Options to Purchase Common Stock (4)	38,598,096	2,757,007	2,412,381	2,144,339	1,929,905
Warrants to Purchase Series D Stock (3)	65,224	465,886	407,650	362,356	326,120
Warrants to Purchase Common Stock (4)	9,835,248	702,518	614,703	546,403	491,762

(1)  Does not take into account treatment of fractional shares.

(2)  Each issued and outstanding share of our Series D Stock will be converted into 100 pre-split shares of common stock, and the reverse split ratio is applied to the number of converted shares.

(3)  Shares subject to such options and warrants will be converted into 100 pre-split shares of common stock with an exercise price equal to the exercise price specified before conversion divided by 100. The converted common shares subject to such options and warrants will be divided by the designated reverse stock split ratio with an exercise price equal to the converted exercise price multiplied by the designated reverse stock split ratio.

(4)  Following the reverse stock split, the exercise price of such options or warrants will be equal to fourteen, sixteen, eighteen, or twenty times, as applicable, the exercise price specified before the reverse stock split, resulting in the same aggregate price being required to be paid upon exercise thereof as that immediately preceding the reverse stock split.

In addition to the changes listed above, the number of shares reserved for issuance in the Company’s Employee Stock Option Plan, Non-Employee Director Stock Option Plan, and Non-Employee Director Supplemental Stock Option Plan will be reduced to one-fourteenth, one-sixteenth, one-eighteenth, or one-twentieth as applicable, of the number of shares then currently included in each such plan. Also, the reverse stock split will increase the number of stockholders of the Company who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possibly greater difficulty in effecting such sales.

The effect of the reverse stock split upon the market price for our common stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. The market price per share of our common stock after the reverse stock split may not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding. Furthermore, the possibility exists that liquidity in the market price of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. The market price per post-reverse stock split share may not exceed or remain in excess of the minimum bid price required for listing by Nasdaq or other national securities exchanges, and we may not otherwise meet the requirements for listing and trading on such exchanges.

The reverse stock split would not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on the Company’s balance sheet attributable to the common stock will be reduced to one-fourteenth, one-sixteenth, one-eighteenth, or one-twentieth, as applicable, of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

The authorization of the reverse stock split will not be subject to the “going private” rules of the Securities Exchange Act of 1934 as we do not anticipate reducing the number of stockholders below the 300-holder threshold established in such “going private” rules in the event we effect the reverse stock split.

Procedure for Effecting Reverse Split; No Fractional Shares

If the reverse split is approved by the Company’s stockholders and the Board of Directors has determined to effect the reverse split at any time prior to November 30, 2008, the Company will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware. The reverse split will become effective at 6:00 p.m. on the date of filing the Certificate of Amendment, which is referred to as the “effective time.” The text of the proposed amendment to the certificate of incorporation is set forth in Appendix A to this proxy statement; provided, however, that the text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the reverse split, including the applicable ratio for the reverse split.

At the effective time, the combination of shares of common stock pursuant to the reverse stock split will automatically occur without any further action on the part of the stockholders and regardless of the date on which the certificates representing the share of common stock are physically surrendered to the Company for exchange. We will not issue fractional shares of our common stock in connection with the proposed reverse stock split.  Instead, in the event we consummate the proposed reverse stock split, any fractional share that results from the proposed reverse stock split will be repurchased by the Company for cash at the current fair market value of the fractional share interest.  The cash payment for the fractional share interest will be calculated by multiplying the fractional share interest by the fair market value per share of the common stock, which will be the average trading price per share of common stock on the OTC Bulletin Board (or any other listing or quotation system on which the shares of common stock are then listed or quoted) over the ten business days prior to the effective time of the reverse stock split. The ownership of a fractional share interest in a share of common stock will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described herein.

If the proposed reverse split is consummated, as soon as practicable after the effective time, transmittal forms will be mailed to each holder of record of common stock for use in forwarding to the Company stock certificates for surrender and exchange for certificates representing the number of shares of common stock to which such holder is entitled and the cash payment (to be paid by check) for any fractional share interest. The transmittal forms will be accompanied by instructions specifying the details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing shares of common stock prior to the effectiveness of the reverse stock split, in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of common stock to which such holder is entitled as a result of the reverse stock split, and a check for the cash payment to which such holder is entitled as a result of the repurchase by the Company of fractional share interests, if any. STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM THE COMPANY.

As of the effective time, each certificate representing shares of common stock outstanding prior to the effective time (an “existing certificate”) will be deemed canceled and, for all corporate purposes, will be deemed only to evidence ownership of the number of shares of common stock into which the shares of common stock evidenced by such existing certificates have been converted by the reverse stock split.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to stockholders of the Company of the reverse stock split. The following summary discussion is based upon the Internal Revenue Code of 1986 (the “Code”), Treasury regulations thereunder, judicial decisions, and current administrative rulings and practices, all as in effect on the date hereof and all of which could be repealed, overruled, or modified at any time, possibly with retroactive effect. There can be no assurance that such changes will not adversely affect the matters discussed in this summary. No ruling from the Internal Revenue Service (“IRS”) with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders (including, but not limited to, holders of our common stock other than U.S. holders (as defined below), dealers in securities, brokers, insurance companies, foreign individuals and entities, financial institutions, certain former U.S. citizens or long-term residents, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, partnerships, stockholders who hold common stock as part of a position in a straddle, or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes, and tax-exempt entities) who may be subject to special treatment under the U.S. federal income tax laws. This summary also assumes that the shares of common stock held immediately prior to the effective time of the reverse stock split were, and the shares received in the stock split will be, held as capital assets. This discussion also does not address any tax consequences under state, local or foreign laws or any consequences under U.S. federal estate and gift tax laws or under the alternative minimum tax. For purposes of this discussion, a “U.S. holder” means a beneficial owner of our common stock that for U.S. federal income tax purposes is: (i) a citizen or resident of the United States, (ii) a corporation formed under the laws of the United States, any state of the United States, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (x) that is subject to the primary supervision of a court within the United States and that has one or more U.S. persons with authority to control all of its substantial decisions or (y) which has a valid election in effect to be treated as a U.S. person.

If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partnerships and partners in such partnerships should consult their own tax advisors. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

The Company will not recognize any gain or loss as a result of the reverse stock split.

The Company believes that no gain or loss should be recognized by a U.S. holder in the reverse stock split, except with respect to any cash received in lieu of fractional share interests. The aggregate tax basis of the shares of common stock held by a U.S. holder following the reverse stock split will equal the U.S. holder’s aggregate basis in the common stock held immediately prior to the reverse stock split, reduced by any tax basis attributable to a fractional share that is treated as exchanged or which is treated as a tax-free return of capital. Generally, such aggregate tax basis will be allocated among the shares of common stock held following the reverse stock split on a pro rata basis. U.S. holders that have used the specific identification method to identify their basis in shares of common stock combined in the reverse stock split should consult their own tax advisors to determine their basis in the shares of common stock received in exchange in the reverse stock split. Shares of common stock received should have the same holding period as the common stock surrendered. A U.S. holder that receives cash in lieu of a fractional share would generally be treated as receiving the payment as a distribution in redemption of the fractional share, as provided in section 302(a) of the Code, which distribution would be taxed as either a distribution under Section 301 of the Code or an exchange to such U.S. holder, depending on that U.S. holder’s particular facts and circumstances. U.S. holders should consult their own tax advisors as to whether any cash received in lieu of a fractional share would be treated as a distribution under Section 301 of the Code or an exchange. Generally, if such distribution is treated as a distribution under Section 301, then the distribution should be treated (i) first, as ordinary taxable dividend income to the extent of the U.S. holder’s ratable share of the Company’s undistributed earnings and profits, (ii) second, as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the U.S. holder’s fractional share, and (iii) then, the remainder as capital gain. Generally, if such distribution is treated as an exchange to a U.S. holder receiving such a payment, the U.S. holder would recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in the fractional share. Any capital gain or loss would constitute long-term capital gain or loss if the U.S. holder’s holding period for our common stock is greater than one year as of the date of the reverse stock split. The deductibility of capital losses is subject to limitations.

Backup Withholding

A non-corporate stockholder may be subject to backup withholding at a 28% rate on cash payments received pursuant to the reverse stock split unless such U.S. holder provides a correct taxpayer identification number to his or her broker or to the Company and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional U.S. federal income tax. Rather, any amount withheld under these rules will be creditable against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the reverse stock split and is not intended as tax advice to any person. Each stockholder should consult his or her tax advisor regarding the specific tax consequences of the proposed transaction to such stockholder, including the application and effect of state, local and foreign income and other tax laws. It is the responsibility of each stockholder to obtain and rely on advice from his or her personal tax advisor with respect to the effect of the reverse stock split on his or her personal tax situation, the effect of possible future legislation and regulations, and the reporting of information required in connection with the reverse stock split on his or her own tax returns. It also will be the responsibility of each stockholder to prepare and file appropriate tax returns.

Vote Required

You may (i) vote “for” this proposal, (ii) vote “against” this proposal, or (iii) “abstain” from voting on this proposal. The affirmative vote of the holders of a majority of the shares of stock present in person or represented in proxy and entitled to vote is required to approve the amendment to our certificate of incorporation to effect the reverse split. As a result, abstentions will be treated as votes against the proposal, and broker non-votes will have no effect on the voting results.

No Appraisal Rights

No appraisal rights are available under Delaware law or our certificate of incorporation or bylaws if you dissent from or vote against the proposal to approve the reverse stock split, and we do not plan to independently provide any such right to stockholders.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL TO EFFECT A ONE-FOR-FOURTEEN, ONE-FOR-SIXTEEN, ONE-FOR-EIGHTEEN, OR ONE-FOR-TWENTY REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING COMMON STOCK.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 3)

Independent Registered Public Accounting Firm For 2008

The Board, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP to audit our accounts for the fiscal year ending December 31, 2008. Ernst & Young LLP has reported that none of its members has any direct financial interest or material indirect financial interest in us. Currently, our Audit Committee is composed of Mr. Baldwin, Dr. Acharya and Mr. Timken and has responsibility for recommending the selection of our independent registered public accounting firm.

The Audit Committee’s pre-approval process for non-audit and audit-related services may be found in the charter of the Audit Committee.

You may (i) vote “for” this proposal, (ii) vote “against” this proposal, or (iii) “abstain” from voting on this proposal.  The affirmative vote of the holders of a majority of the shares of stock present in person or represented by proxy and entitled to vote is necessary to ratify the Board’s selection of Ernst & Young LLP to audit our accounts for the fiscal year ending December 31, 2008. As a result, abstentions will be treated as votes against the proposal and broker non-votes will have no effect on the voting results. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders. These representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

2007 and 2006 Fiscal Years Audit Firm Fee Summary.

During fiscal year 2007, we retained our independent registered public accounting firm, Ernst & Young LLP, to provide services in the following categories and amounts:

Audit Fees(1)(3)	$393,300
Tax Fees(2)	—
All Other Fees(3)	2,500
Total Fees	$395,800

During fiscal year 2006, we retained our independent registered public accounting firm, Ernst & Young LLP, to provide services in the following categories and amounts:

Audit Fees(1)(3)(4)	$495,514
Tax Fees(2)	—
All Other Fees(3)	2,500
Total Fees	$498,014
____________

(1)	2007 and 2006 audit services include fees for Securities and Exchange Commission registration statements.

(2)	2007 and 2006 tax services were not provided by Ernst & Young LLP.

(3)	All of the services rendered to ReGen in 2007 and 2006 were pre-approved by the Audit Committee pursuant to its charter.

(4)	2006 audit services include fees incurred in relation to our restatement of previously filed financial statements related to the correction of stock-based compensation expense.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm, and the services provided by (and fees paid to) Ernst & Young LLP in 2007 were pre-approved. These procedures include reviewing and approving a budget for audit and permitted non-audit services. The budget includes a description of, and an estimated amount for audit services and for particular specific categories of non-audit services that are recurring in nature and therefore are anticipated at the time the budget is reviewed. Additional Audit Committee pre-approval is required (i) if the estimated amount for a particular category of non-audit services will be substantially exceeded, and (ii) to engage the independent registered public accounting firm for any non-audit services not included in the budget. The Audit Committee has delegated pre-approval authority to the chairman of the Audit Committee for services that were not included in the budget; these services are then reviewed at the next Audit Committee meeting. The Audit Committee periodically monitors the services rendered and fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

The Audit Committee has determined that the provision of services by Ernst & Young LLP is compatible with maintaining the independence of the independent registered public accounting firm.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

DEADLINE FOR STOCKHOLDERS PROPOSALS

Proposals of stockholders intended for inclusion in our proxy statement relating to the 2009 Annual Meeting of Stockholders must be received at our offices (addressed to the attention of the Corporate Secretary) not later than December 27, 2008. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission. The submission by a stockholder of a proposal for inclusion in the proxy statement does not guarantee that it will be included. Any stockholder proposal not included in the proxy materials we disseminate for our 2009 Annual Meeting of Stockholders in accordance with Rule 14a-8 under the Exchange Act will be considered untimely for the purposes of Rules 14a-4 and 14a-5 under the Exchange Act if notice of the proposal is received after March 11, 2009. Management proxies will be authorized to exercise discretionary authority with respect to any stockholder proposal not included in our proxy materials unless (a) we receive notice of such proposal by March 11, 2009 and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are met.

ADDITIONAL INFORMATION

Management knows of no matters that are to be presented for action at the annual meeting other than those set forth above. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

We will bear the expenses in connection with the solicitation of proxies. Solicitation will be made by mail, but may also be made by telephone, personal interview, facsimile or personal calls by our officers, directors or employees who will not be specially compensated for such solicitation. We may request brokerage houses and other nominees or fiduciaries to forward copies of our proxy statement to beneficial owners of common stock held in their names and we may reimburse them for reasonable out-of-pocket expenses incurred in doing so.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee is charged with monitoring and reviewing the material facts of any transactions with related parties and either approving or disapproving the entry into such transactions. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

On March 2, 2007, the Company sold 71,429 shares of Series D Stock at a price per share of $42, for gross proceeds of approximately $3 million to Sanderling Ventures. Each share of Series D Stock is mandatorily convertible into 100 shares of the Company’s common stock, subject to adjustment for splits or other changes to the Company’s common stock, immediately upon either (i) amendment of the Company’s certificate of incorporation to increase the number of authorized shares of common stock sufficient to effect the conversion or (ii) the effectiveness of a reverse stock split of the Company’s common stock such that there are sufficient shares of common stock available to effect the conversion, in both situations after taking into account all other shares of common stock outstanding or required to be issued upon the conversion of any preferred stock of the Company or the exercise of any options or warrants authorized by the Company. In connection with this transaction, the Company issued to Sanderling warrants to purchase 21,428 shares of Series D Stock at $63 per share (or 2,142,800 shares of common stock at $0.63 per share if the warrants are exercised after conversion of the Series D Stock) and options to purchase 71,429 shares of Series D Stock at $42 per share (or 7,142,900 shares of common stock at $0.42 per share if the options are exercised after conversion of the Series D Stock).  The warrants expire five years after issuance and were exercisable immediately. The options were initially exercisable for 15 days following public announcement of FDA clearance of the Company’s Collagen Scaffold device as a class II device and expire at the earliest of the 15th day after such public announcement, partial exercise of the option, or December 31, 2007. In October 2007, the Company extended the expiration date of the options to the earliest of the 15th day after such public announcement, partial exercise of the option, or December 31, 2008.

Effective March 2, 2007, the Company entered into a consulting agreement to retain the financial advisory services of Sanderling Ventures Management VI. In consideration for such services, the Company issued a warrant to purchase 2,000 shares of Series D Stock at $42 per share (or 200,000 shares of common stock at $0.42 per share after mandatory conversion of the Series D Stock). The warrant expires five years after the date of issuance and was exercisable immediately. Using the Black-Scholes model, the Company estimated the fair value of the warrant to be approximately $69,000 which was included as expense in the Company’s 2007 results of operations.

At March 31, 2008, Sanderling Ventures beneficially owned 29.64% of the Company’s capital stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and certain persons who own more than 10% of our common stock to file with the Securities and Exchange Commission reports concerning their beneficial ownership of our equity securities. These persons are required to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on our review of the copies of such forms received by us from our directors, officers and greater than 10% beneficial owners, all of these reports were filed on a timely basis. We believe that all directors and officers of ReGen subject to Section 16(a) reporting are current in their reporting obligations thereunder.

APPENDIX A
CERTIFICATE OF AMENDMENT
TO AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
REGEN BIOLOGICS, INC.

REGEN BIOLOGICS, INC.  (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify as follows:

FIRST:  The name of the Corporation is ReGen Biologics, Inc.

SECOND:  The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is September 1, 1987.

THIRD:  The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

The first paragraph of Article FOURTH shall be amended and restated to read in its entirety as follows:

“FOURTH: Authorized Shares. The total number of shares of all classes of stock which the Corporation has the authority to issue is two hundred and twenty-five million (225,000,000) shares, consisting of two classes: one hundred and sixty-five million (165,000,000) shares of common stock, $0.01 par value per share (the “Common Stock”), and sixty million (60,000,000) shares of preferred stock, $0.01 par value per share. Effective at 6:00 p.m. (Eastern Time) on the date of filing of this Certificate of Amendment (such time, the “Effective Time”), every (          ) shares of Common Stock outstanding immediately prior to the Effective Time (such shares, the “Old Common Stock”) shall automatically without further action on the part of the Corporation be combined into one (1) fully paid and nonassessable share of Common Stock (the “New Common Stock”), subject to the treatment of fractional shares described below. Each holder of a certificate or certificates immediately prior to the Effective Time representing outstanding shares of Old Common Stock shall be entitled to receive a certificate representing the number of shares of New Common Stock to which such holder shall be entitled after the Effective Time upon presentation of the certificate representing the outstanding shares to the Corporation or its transfer agent for cancellation and exchange. There shall be no fractional shares issued. The number of shares of New Common Stock shown on any certificate issuable at the Effective Time shall be rounded down to the nearest whole share if a fractional share interest in a share of New Common Stock would, except for the provisions of the preceding sentence, be deliverable upon such combination. The Corporation shall pay an amount in cash equal to the fair market value of such fractional share interest to each holder of shares of Old Common Stock to whom such fractional interest would have been deliverable. Such fair market value will be determined by multiplying the fractional share interest by the average trading price per share of the Old Common Stock on the OTC Bulletin Board (or such other quotation or listing system on which the Common Stock may then be listed or quoted) over the ten business days immediately preceding the Effective Time. Such cash payment would be made upon the surrender to the Corporation or its transfer agent of stock certificates representing a fractional share interest. The ownership of a fractional share interest in a share of New Common Stock will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described herein. ”

FOURTH:  Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ReGen Biologics, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its Senior Vice President and Chief Financial Officer and attested to by its          this  day of          , 2008.

REGEN BIOLOGICS, INC.

By:
Name: Brion Umidi
Title: Senior Vice President and Chief Financial Officer
ATTEST:

ReGen Biologics, Inc.	[BAR CODE]
		[BAR CODE]	C123456789

	000004	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
MR A SAMPLE		000000000.000000 ext 000000000.000000 ext
DESIGNATION (IF ANY)
ADD 1 ADD 2 ADD 3		Electronic Voting Instructions

ADD 4 ADD 5 ADD 6		You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 30, 2008.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com/rgbi
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X	• Follow the instructions provided by the recorded message.

☒ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.

1.	Election of Directors	For	Withhold		For	Withhold		For	Withhold

	01 - Gerald E. Bisbee, Jr., Ph.D.	☐	☐	02 - Abhi Acharya, Ph.D.	☐	☐	03 – Alan W. Baldwin	☐	☐

	04 - Robert G. McNeil, Ph.D.	☐	☐	05 - J. Richard Steadman, M.D.	☐	☐	06 - William R. Timken	☐	☐ +

	For	Against	Abstain		For	Against	Abstain
2. To approve a one-for-fourteen, one-for-sixteen, one-for-eighteen, or one-for-twenty reverse stock split of all of ReGen’s issued and outstanding common stock, as determined by the Board at any time prior to November 30, 2008.
	☐	☐	☐	3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐

4. To transact such other business as may come before the Meeting or an adjournment thereof.

Non-Voting Items

Change of Address — Please print your new address below	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. ☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box.
/
/

C 1234567890 1UPX	J N T 0176521	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

☒ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ☒

Proxy — ReGen Biologics, Inc.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proxy for the Annual Meeting of Stockholders to be held on Friday, May 30, 2008

The undersigned stockholder of ReGen Biologics, Inc. (the “Company”) hereby constitutes and appoints Gerald E. Bisbee, Jr., Ph.D. and Brion D. Umidi and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of ReGen Biologics, Inc. to be held on Friday, May 30, 2008 at 9:00 a.m. Eastern Time, at the offices of the Company’s legal counsel, Pillsbury Winthrop Shaw Pittman LLP, 2300 N Street, NW, Washington, D.C. 20037 and at any and all adjournments and postponements thereof (the “Meeting”), on all matters properly before the Meeting.

THE PROXIES WILL VOTE USING THE DIRECTIONS PROVIDED ON THE REVERSE SIDE OF THIS CARD. IF YOU SIGN AND RETURN THIS PROXY, BUT DO NOT PROVIDE SPECIFIC DIRECTION WITH RESPECT TO A VOTING ITEM, THIS PROXY WILL BE VOTED WITH RESPECT TO SUCH ITEM AS RECOMMENDED BY THE BOARD OF DIRECTORS. THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE NOTICE OF 2008 ANNUAL MEETING AND PROXY STATEMENT.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.